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                                                                EXHIBIT 10.10

                                   AGREEMENT


        MEMORANDUM OF AGREEMENT made and entered into this 1st day of August 1991, by and between Matthew S. Mazur, and individual residing at 2366 Columbia Street, San Diego, California 92103, hereinafter referred to as "Licensor," and U.S. Medical Instruments, Inc., a California corporation, having a principal office at 8950 Villa La Jolla Drive, Suite 220, San Diego, California 92037, hereinafter referred to as "Licensee."

                                  WITNESSETH:

        WHEREAS, Licensor is the owner of an application for United States Patent for a Retractable Syringe With a Closed Barrel, (hereinafter referred to as the Patent), which is listed on the attached Exhibit "A", and

        WHEREAS, Licensee desires to acquire exclusive rights and ownership in the application for patent and any patents that may issue therefrom, including patents for improvements in syringe products, under terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the premises and mutual considerations herein set forth, the parties have agreed and do hereby agree as follows:

I.      GRANT OF RIGHTS IN PATENTS

        Licensor hereby grants to Licensee the worldwide exclusive right and license to manufacture, have manufactured, use and sell, together with the right to sublicense, products and methods disclosed in or covered by the application (applications) for patent and patents that issue therefrom, including patents issued on improvements in syringe products and methods. Such products and methods hereinafter being referred to as the --Covered Products--. Any subsequent patent applications filed that come under this Agreement shall be added to Exhibit "A."

II.     ROYALTIES

        A. Licensee shall pay to Licensor a royalty of six percent (6%) of the net selling price of the Covered Products until a total sum of Seven Hundred and Fifty Thousand Dollars ($750,000.00) has been paid. The royalty thereafter shall become three percent (3%).


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        B. The minimum royalty per fiscal year under this Agreement shall be three percent (3%) of the sales of the Covered Products for the previous fiscal year, which minimum royalties shall begin with the date of this Agreement and continue throughout the life of this Agreement. The minimum royalty herein specified shall be paid by Licensee to Licensor each year even though actual royalty sales for the respective year may be less. This minimum royalty may be changed, from time to time, by agreement of the parties.

        C. The term "net selling price" is defined as the selling price not including use, sales, excise or similar taxes imposed on the finished products. A sale shall be deemed complete when the Covered Products are billed out upon or after shipment. Credit for royalties paid or payable shall be allowed to Licensee for defective or repossessed goods for which payment is credited or returned to the purchaser. Where there is no bona fide sale or the Covered Products are leased by Licensee, fair market value shall be substituted for net sales price herein, or Licensee shall pay royalties on the lease income, whichever shall be elected by Licensor.

III. ASSIGNMENT

        A. At any time at Licensor's sole election, Licensor shall have the right to sell and assign all right, title and interest in said application for patent, see Exhibit "A," and any patents issuing therefrom, to Licensee under the Assignment form attached hereto as Exhibit "B."

        B. Upon any such assignment, Licensor waives the right to payment of royalties under Article II. ROYALTIES of this Agreement, and in place thereof shall receive a payment of one million dollars ($1,000,000) U.S., which amount shall be paid by Licensee to Licensor in a lump sum within three (3) years from the date of this Agreement, or at the election of Licensee shall be paid in eight (8) yearly installments of one hundred and twenty-five thousand dollars ($125,000) U.S. per year with each installment being paid on the 2nd day of January of each year, with interest on the unpaid balance being paid each year at two points above prime.

        C. If the installment payment plan is elected by Licensee, then the first payment of one hundred and twenty-five thousand dollars ($125,000) U.S. shall be paid on January 2, 1994, with interest on the unpaid balance beginning on that date.

IV. SUBLICENSES

        In exercising its right to sublicense under this Agreement, Licensee shall be obligated to Licensor solely to the extent that sales made by the sublicensee shall constitute sales subject to the royalty provisions of this Agreement and such sales shall be included in the quarterly reports rendered by Licensee.

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V.      RECORDS AND REPORTS

        Licensee agrees to keep true and full records of the Covered Products manufactured and sold which records shall be open to inspection by Licensor at reasonable times.

        Licensee agrees to render to Licensor a statement within thirty (30) days of one January, one April, one July and one October of each year setting forth the Covered Products sold during the quarterly period terminating on the first day of said months, this statement to be rendered even though no sales, leases or uses were made during such quarterly period.

        Licensee agrees to pay concurrently with the rendition of said statement the royalties accruing during the particular quarterly period.

VI.     BUSINESSLIKE EFFORTS

        Licensee agrees to exert reasonable businesslike efforts to promote the sale of Covered Products and actively engage in the manufacture and sale thereof and satisfy the demand therefor. The amount of minimum royalties paid under Paragraph II.B shall not, by itself, satisfy this requirement of exerting reasonable businesslike efforts.

VII.    TERM

        This Agreement shall extend to the full term of any of the subject patents in Exhibit "A" unless earlier terminated in accordance with the provision hereof.

VIII.   SUIT OF INFRINGERS

        Licensor grants to Licensee the right to bring suit for any patent infringement relating to the Covered Products. In any such suit, Licensor agrees to assist Licensee in any way deemed necessary by Licensee toward the successful prosecution of the litigation. The expenses of such litigation shall be borne by Licensee and any proceeds or damages recovered in the litigation shall be divided equally between the parties.

IX.     TERMINATION

        It is mutually agreed and understood that Licensor and Licensee shall have the right to terminate this Agreement in the event of the failure of either party to perform any and all obligations by it to be performed hereunder, by notice in writing, but only if such default or breach shall not have been remedied by the defaulting party within sixty (60) days after the giving of such notice. Such termination shall not release Licensee from the payment of royalties accrued up to the date of termination.

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        It is mutually agreed and understood that in the event of termination by either party, Licensee shall have the right to sell Covered Products on hand at the time of termination or for which contractual commitments have been made, but shall be required to pay the royalties and render the reports enumerated in this Agreement.

        It is mutually agreed and understood that this Agreement automatically terminates, unless Licensor otherwise elects, immediately upon Licensee filing a petition in bankruptcy or insolvency, or upon or after any adjudication that Licensee is bankrupt or insolvent, or upon Licensee making any assignment or attempted assignment for the benefit of creditors.

X.      MARKING

        Licensee agrees to place proper statutory patent notices on Covered Products.

XI.     APPLICABLE LAW

        This Agreement shall be deemed to have been entered into in the State of California and shall be interpreted and governed under the laws of the State of California.

XII.    WAIVER

        Waiver of any breach of this Agreement shall not constitute a waiver of any recurring subsequent or other breach.

XIII.   INTEGRATION

        This Agreement represents the entire understanding between the parties and integrates all oral discussion and writings prior to the execution hereof.

XIV.    SUCCESSORS AND ASSIGNS

        This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have set their hands as of the date and year first above written.


By: /s/ Matt Mazur                      By: /s/ Matt Mazur
   -------------------------------         -------------------------------
   Matthew S. Mazur                        U.S. Medical Instruments, Inc.


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                                  EXHIBIT "A"
                                  -----------

1. U.S. Patent Application SN 07/714,431 filed June 13, 1991 for Retractable Syringe With a Closed Barrel.

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                                  EXHIBIT "B"
                                  -----------

                                   ASSIGNMENT

TO WHOM IT MAY CONCERN:

        For the sum of One Dollar and other valuable consideration to me in hand paid, receipt of which is hereby acknowledged, be it known that I, MATTHEW
S. MAZUR, a citizen of the United States, having a place of residence in San Diego, California, have sold, assigned and transferred and by these presents do sell, assign, transfer and set over unto U.S. MEDICAL INSTRUMENTS, INC., a California corporation, having a place of business at __________________________ ____________________________________, its successors, legal representatives, or assigns, the whole right, title and interest in and to a certain invention relating to a RETRACTABLE SYRINGE WITH A CLOSED BARREL and the application for United States Patent Serial No. 07/714,431 filed June 13, 1991 in the United States Patent and Trademark Office, and all original and reissue patents granted thereof, and all divisions and continuations thereof, including the subject-matter of any and all claims which may be obtained in every such patent, and all foreign rights to said invention, and covenant that I have full right to do so, and agree that I will communicate to said corporation or its representatives all facts known to me respecting said invention, whenever requested, and testify in any legal proceedings, sign all lawful papers, make all rightful oaths and generally do everything possible to aid said corporation, its successors, assigns, and nominees to obtain and enforce proper patent protection for said invention in all countries.

        The Commissioner of Patents and Trademarks is requested to issue the Letters Patent which may be granted for said invention or any part thereof unto the said corporation in keeping with this Assignment.

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        Done at _________________, __________________, this ______ day of

___________________, 19__.



                                        ---------------------------------
                                        Matthew S. Mazur

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                                  BILL OF SALE

The undersigned, MATTHEW S. MAZUR, for a valuable consideration, namely 552,000 shares of no par common stock in U.S. MEDICAL INSTRUMENTS, INC., a California Corporation, receipt of which is hereby acknowledged, does sell to U.S. MEDICAL INSTRUMENTS, INC. the personal property described as the sole proprietorship of Matthew S. Mazur d.b.a. U.S. Medical Instruments, Inc. including all assets and obligations.


The seller does, for his heirs, executors, administrators and successors, covenant and agree to warrant and defend the title to the property hereby conveyed, against the just and lawful claims and demands of all persons whomsoever.


                                                /s/ Matthew S. Mazur
                                                -----------------------------
                                                Matthew S. Mazur

Dated: November 13, 1991